UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2012

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2012, the Compensation Committee of the Board of Directors of Ditech Networks, Inc. established the performance metrics to be used in determining the cash bonus compensation for Kenneth Naumann, Ditech Networks, Inc.’s Chief Executive Officer, for the third and fourth quarters of fiscal 2012.  As previously disclosed, Mr. Naumann’s target cash bonus for fiscal 2012 is $30,000 per quarter.  The Compensation Committee determined that Mr. Naumann’s actual bonus for the third and fourth fiscal quarters of fiscal 2012 will be a percentage of his target bonus calculated as follows:

•               70% of his bonus will be based on company performance, to be divided equally between (1) quarterly revenue, (2) use of cash and (3) EBITDA (earnings before interest, tax, depreciation and amortization).  If the actual company performance for the category equals or exceeds the established level of performance for the category, then 100% of that portion of the target bonus will be paid, otherwise no portion of that portion of the target bonus will be paid.  The established level of company performance for each quarter for each metric is as set forth in Ditech’s fiscal 2012 operating plan, other than revenue, which is 85% of plan revenue.

•               30% of his bonus will be based on Mr. Naumann’s individual performance in achieving specified strategic goals.  The Compensation Committee will determine what portion, if any, of this portion of his bonus will be paid after determining the level of success of Mr. Naumann in achieving the specified strategic goals.

In addition, on January 6, 2012, the Compensation Committee approved Mr. Naumann’s bonus for the second fiscal quarter at $22,500, and ratified Mr. Naumann’s bonus for the first fiscal quarter at $30,000.  In both cases, the bonus was established by the Compensation Committee based upon the Compensation Committee’s subjective assessment of Mr. Naumann’s performance for the respective quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: January 10, 2012	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer